                                                                    EXHIBIT 10.4

                              Employment Agreement
     This Agreement is made and entered into this 19th day of March, 1997, by and between SpeedFam International, Inc., an Illinois corporation (hereinafter referred to as the "Company") and Christopher E. Augur (hereinafter referred to as the "Employee").

                              W i t n e s s e t h:

     Whereas, the Company desires to retain the services of the Employee in the capacities set forth herein, and the Employee desires to be employed by the Company in such capacities;

     Now Therefore, in consideration of the promises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

            1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth and subject to the policies as published in the Company's Employee Handbook, as from time to time amended.

            2. Term. Subject to the provisions for earlier termination hereinafter set forth in Section 12 of this Agreement, the term of employment hereunder shall commence on the date hereof and end on the first May 31st after the date hereof.

            3. Automatic Extension. The term of employment of the Employee hereunder shall automatically continue for additional one (1) year terms upon the same terms and conditions contained herein unless either the Company or the Employee shall notify the other at least six (6) months prior to the expiration of the initial one (1) year term or any renewal term of its or his intention to terminate the term of employment of the Employee as of the end of the initial one (1) year term or any such renewal term, as the case may be.

            4. Compensation. The Company agrees to provide the Employee with the following compensation for all services rendered under this Agreement:

                  4.1. Salary. During the term hereof, the Company shall pay to the Employee a Base Annual Salary of One Hundred Seventy-Five Thousand Dollars ($175,000), payable in accordance with the standard payroll practices of the Company (including any salary-reduction contributions to plans or programs maintained by the Company). Further, the Base Annual Salary of the Employee shall be reviewed annually by the Company and adjusted as appropriate.
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                  4.2.  Annual Incentive Opportunity.  During the term of this
          Agreement, the Employee shall participate in the annual incentive plan maintained by the Company for its executives.

                  4.3. Long-term Incentive Opportunity. During the term of this Agreement, the Employee shall participate in any long-term incentive plan maintained by the Company, including, but not limited to, stock options, performance shares, restricted stock and long-term cash incentive plans, in a manner consistent with other executives of the Company, as determined by the Board.

                  4.4. Other Benefits. To the extent the Employee is eligible under the appropriate laws, the Employee shall be entitled to participate in and receive benefits under any and all pension, profit-sharing, health, disability and insurance plans, if any, which the Company may maintain. The Employee shall also receive an allowance of Six Thousand Eight Hundred Thirty-Eight Dollars ($6,838) annually for automobile expenses.

            5. Duties. The Employee shall, subject to election and removal by the Board of Directors of SpeedFam Corporation, an Illinois corporation and subsidiary of the Company in their sole discretion, serve as President of SpeedFam Corporation. As such, the Employee's duties and responsibilities shall include, but shall not be limited to overseeing all corporate functions and directing SpeedFam Corporation to ensure the attainment of agreed-upon profit and operations goals. The President of SpeedFam Corporation shall establish objectives, plans and budgets for SpeedFam Corporation. The President of SpeedFam Corporation is accountable for SpeedFam Corporation's profit and loss and for the attainment of preestablished current and long-range objectives. The President of SpeedFam Corporation shall report to the President/Chief Operating Officer of the Company. The Employee shall also be responsible for the performance of such other duties and responsibilities as may be prescribed from time to time by the President/Chief Operating Officer of the Company or the Board of Directors of SpeedFam Corporation.

            6. Extent of Service. The Employee shall devote the Employee's full business time, attention, and energies to the business of SpeedFam Corporation and its Affiliates and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless written approval is first secured from the Board of Directors of SpeedFam Corporation.

            7. Working Facilities. The Employee shall be furnished with office space, furnishings, secretarial support and such other facilities and services which are reasonably necessary for the performance of the Employee's duties.

            8. Expenses. The Company will reimburse the Employee for all reasonable business expenses which are incurred by the Employee in the promoting of the interests of the Company upon presentation by the Employee from time to time (at

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     least monthly) of an itemized account of such expenses containing such detail as may reasonably be required by the Board of Directors of SpeedFam Corporation.

            9. Vacation. The Employee shall be entitled to paid vacation in accordance with Company policy. All vacation time shall be taken by the Employee at such times as shall be mutually agreed upon by the Employee and the President/Chief Executive Officer of the Company.

            10. Disability. If, as a result of sickness or other disability, the Employee is not able to perform the Employee's duties, this Section 10 shall apply as follows:

                  10.1. For the first ninety (90) consecutive days of sickness or other disability the Company shall continue to pay the Employee full Base Annual Salary (reduced by any payments from any short-term disability plan which may be maintained by the Company), and shall continue to pay premiums on then existing group life, health, disability and other insurance plans with respect to which the Employee participates, provided the Employee remains eligible to participate thereunder.

                  10.2. If the disability or other sickness continues past ninety (90) consecutive days, the Company, in its sole discretion, may elect to place the Employee on Disability Leave of Absence. During such period, the Company shall, for the remainder of the contract term, or until the Employee returns from such Disability Leave of Absence, continue to pay premiums on then existing group life, health, disability and other insurance plans with respect to which the Employee participates, provided the Employee remains eligible to participate thereunder. Further, the Company shall pay to the Employee, two-thirds (2/3) of the Employee's Base Annual Salary, reduced by any payments for which the Employee is eligible from any disability insurance programs maintained by the Company.

            11. Death. If the Employee dies during the term of this Agreement, the Company shall pay to the Employee's Beneficiary (or if there is no named Beneficiary, the estate of the Employee), the compensation as set forth in Section 4 of this Agreement, for the period up to the date of the Employee's death. In no event shall the Company be obligated to pay to any person any other compensation with respect to any period following the date of the Employee's death.

            12.  Termination of Employment.

                  12.1. Termination for Cause. The Company may terminate the Employee's employment under this Section of the Agreement for Cause. Cause shall be defined as:

                       12.1.1. The Employee's failure or refusal to perform the Employee's duties as provided for in this Agreement, occasioned by reason other than sickness or other disability of the Employee, which is not cured within ten

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               (10) business days after written notice from the Company
               specifying such failure or refusal has been delivered to the Employee;

                       12.1.2. Commission by the Employee of any materially fraudulent, dishonest or other act of misconduct in the performance of the Employee's duties hereunder, other than at the specific direction of the Board; or,

                       12.1.3. Conviction for any felony or crime involving moral turpitude.

                       12.1.4. Following a Termination for Cause, the Company shall pay to the Employee the Base Annual Salary provided in
               Section 4.1 accrued up to the date of termination. In no event shall the Company be obligated to pay any other compensation with respect to any period before or after the date of such termination.

                  12.2. Termination Following a Change of Control. If, during a period of two (2) years following a Change of Control, the employment of the Employee is terminated by the Company for any reason other than Cause, or if the Employee is subject to Constructive Termination, benefits shall be payable under this Section 12.2.

                       12.2.1. The Employee shall receive within thirty (30) days of termination a single payment equal to two (2) times the sum of (i) the Employee's highest Base Annual Salary during the Employee's employment with the Company and (ii) the Employee's highest target annual incentive award opportunity.

                  12.3. Other Termination at the Election of the Company. The Company may elect to terminate the employment of the Employee for any reason other than Cause or following a Change of Control, upon written notice to the Employee, accompanied by payment in a lump sum of:

                       12.3.1. All compensation accrued up to the date of termination;

                       12.3.2. An amount equal to one (1) times the Employee's Base Annual Salary of record on the date of termination.

            13.  Restrictive Covenants.

                  13.1. Employee understands that the Company's business involves the design, improvement, development, testing, manufacturing, marketing and sale of products, and that this business requires substantial investments in capital and substantial commitments of time and effort by the Company's employees. The Employee further understands that, as a result, certain of the Company's personnel, including the Employee, acquire information with respect to customer goodwill, trade secrets and Confidential Information, which, of itself

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          and apart from the Employee's abilities, could be of great value to a competitor of the Company, potential competitors of the Company, and to others.

                  13.2. The Employee further understands that employment with the Company is conditioned upon the Company's being able to place complete trust and confidence in the Employee and to rely on the Employee's doing everything possible to avoid the disclosure or use of Confidential Information to persons, corporations, organizations and others outside the Company, which may become known to, or subject to the control of the Employee during the term of employment hereunder. The Employee also understands that competition in the manufacture, sale, and development of products is not local in nature or scope, but involves various corporations, organizations and others located within the United States and throughout the world.

                  13.3. In recognition of these circumstances and for the purpose of inducing the Company to employ the Employee (or continue the employment of the Employee with appropriate compensation reviews) to repose trust and confidence in the Employee, and to make Confidential Information available to the Employee, the Employee agrees that the following restrictive covenants are necessary and proper for the protection of the Company.

                  13.4. Subject to Section 13.6 below, the Employee will promptly disclose and assign to the Company, without the right to any form of compensation therefore, every invention that the Employee, individually or jointly with others, during the term of the Employee's employment with the Company and for a period of one (1) year following termination of such employment for any reason, may discover, invent, conceive or originate, relating in any way to the present or contemplated scope of the Company's business with regard to any of its clients, customers or vendors or to any Product, Technology, process, or device dealt in, used or under development or manufacture by the Company for itself or others or that results from or may be suggested by any work the Employee may do for the Company or at the Company's request. The Employee will fully cooperate with the Company in applying for and securing in the name of the Company or its designee patents or copyrights with respect to said Inventions in each country in which the Company may desire to secure patent or copyright protection. The Employee will promptly execute all proper documents presented to the Employee for signature by the Company to enable the Company or its designee to secure such patent or copyright protection and to transfer legal title therein, together with any patents or copyrights that may be issued thereon or in connection therewith, to the Company or its designee. The Employee will give such true information and testimony as may be requested of the Employee by the Company relative to any of said Inventions.

                  13.5. Subject to Section 13.6 below, the Company shall have the exclusive right to use in its business, and to make, use and sell products, processes, and/or services arising out of any Invention, whether or not patentable, which is assignable by the Employee to the Company pursuant to Section 13.4 above.

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                  13.6.  Pursuant to Section 2(3) of the Illinois Employee
          Patent Act, the Employee is hereby notified that Sections 13.4 and
          13.5 above do not apply to an Invention for which no equipment, supplies, facility, technology, confidential information, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless:

                       13.6.1.  The Invention was related:

                            13.6.1.1.  To the business of the Company; or

                            13.6.1.2. To the Company's actual or demonstrably anticipated research or development;

                    or;

                       13.6.2. The Invention results from any work performed by the Employee for the Company.

                  13.7. The Employee agrees that all financial data, customer lists, plans, contracts, agreements, literature, manuals, catalogues, brochures, books, records, computer files or applications, maps, correspondence, and other materials furnished or made available to the Employee by the Company or an Affiliate, or any of its clients, or created, prepared or secured through the efforts of the Employee, relating to the business conducted by the Company or an Affiliate, whether or not containing any Confidential Information, are and shall remain the property of the Company, and the Employee agrees to deliver all such materials, including all copies thereof, to the Company upon termination of the Employee's employment hereunder, or at any other time at the Company's request.

                  13.8. Other than as expressly directed by the Company and in the performance of duties to the Company or with the expressed permission of the Company, the Employee shall never, during or following the Employee's employment with the Company, directly or indirectly, sell, use, disclose, lecture upon, or publish data of information containing or relating to any Confidential Information or Technology of the Company or its Affiliates or any Invention assignable to the Company pursuant to the terms of Section 13.4 above.

                  13.9. During the term of the Employee's employment with the Company and for a period of two (2) years after the termination thereof, the Employee agrees that the Employee will not:

                       13.9.1. Own or have any interest, directly or indirectly, in or act as an officer, director, agent, employee, or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which sells or provides products or services in competition with the Company or its Affiliates anywhere within the world

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

               where any Confidential Information acquired by the Employee would reasonably be considered advantageous to such other competing entity, or

                       13.9.2. Directly or indirectly entice, induce or in any manner influence any person who is, or shall be, in the service of the Company or its Affiliates to leave such service for the purpose of engaging in business or being employed by or associated with any person, firm, association, partnership, corporation or other entity which sells or provides products or services in competition with the Company or its Affiliates anywhere in the world.

               If any court shall finally hold that the time, territory or any other provision of this Section 13.9 constitutes an unreasonable restriction against the Employee, the Employee agrees that the provisions hereof shall not be rendered null and void, but shall apply as to such time, territory, and other extent as such court may determine to be a reasonable restriction under the circumstances involved.

                  13.10. The Employee understands that if there is a breach by the Employee of any duty to the Company with respect to any Confidential Information or Invention, the Company may suffer irreparable injury and may not have adequate remedy at law. As a result, the Employee agrees that if a breach of this Agreement occurs, the Company may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered into a temporary restraining order, preliminary or permanent injunction, or other action compelling specific performance.

            14.  Definitions.

                  14.1. "Affiliate" means any entity in which the Company, or any entity which owns, directly or indirectly, a majority ownership interest in the Company, owns, directly or indirectly, at least a twenty percent (20%) interest in such entity.

                  14.2. "Base Annual Salary" means the annualized value of the Employee's salary, based on the most recent pay period.

                  14.3.  "Board" means the Board of Directors of the Company.

                  14.4.  "Change in Duties" means:

                       14.4.1. A significant reduction in the nature or scope of the Employee's authority or duties from those immediately prior to the date on which a Change of Control occurs;

                       14.4.2. A material reduction in the Employee's Base Annual Salary;

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

                       14.4.3. Exclusion from any incentive program from which the Employee was previously eligible, or which other executives with comparable duties participate in;

                       14.4.4. A change in location of the Employee's principal place of employment by more than fifty (50) miles;

                  14.5.  "Change of Control" means:

                       14.5.1. Any "person", including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act, other than James N. Farley, his spouse, descendants, or any Trust for the benefit of James N. Farley, his spouse or descendants, who is, or becomes, the beneficial owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, other than by reason of any redemption of stock resulting from the death of James N. Farley or his spouse;

                       14.5.2. As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction") the persons who constituted the Board of the Company prior to the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

                       14.5.3. The Company is merged or consolidated with another corporation and as a result of the merger or consolidation, less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company;

                       14.5.4. A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; or,

                       14.5.5. The Company transfers substantially all of its assets to another corporation of which the Company owns less than fifty percent (50%) of the outstanding voting securities.

                  14.6. "Code" means the Internal Revenue Code of 1986, as from time to time amended.

                  14.7. "Company" means SpeedFam International, Inc., an Illinois corporation.

                  14.8. "Confidential Information" means any and all Technology and/or information which:

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

                       14.8.1.  Is provided to the Employee by the Company;

                       14.8.2. Is created, developed, or otherwise generated by or on behalf of the Company;

                       14.8.3. Concerns or relates to any aspect of the Company's business; or

                       14.8.4. Is, for any reason, identified by the Company as confidential.

                       14.8.5.  Notwithstanding the foregoing provisions of this
               Section 14.8, Confidential Information shall not include such information which the Employee can show, clearly and convincingly:

                            14.8.5.1. Is publicly and openly known and in the public domain;

                            14.8.5.2. Becomes publicly and openly known and in the public domain through no fault of the Employee; or

                            14.8.5.3. Is in the Employee's possession and documented prior to this Agreement, lawfully obtained from a source other than from the Company, and not subject to any obligation of confidentiality or restricted use.

                  14.9. "Constructive Termination" means the voluntary termination of employment by the Employee following a Change in Duties following a Change of Control.

                  14.10. "Exchange Act" means the Securities Exchange Act of 1934, as from to time amended.

                  14.11. "Invention" means any new or useful art, discovery, or improvement (including any technologies, tests, programs, products, concepts, ideas, apparatus, equipment, machinery, processes, methods, formulae, designs or techniques), whether or not related to a Product and whether or not patentable, and all the know-how related thereto.

                  14.12. "Product" means any product or service which is, or may in the reasonable future, be manufactured, sold, designed, developed, considered by, or of interest to the Company or an Affiliate (including, but not limited to, any product or service involving CMP planarization technology, such as CMP-V tools or any free-abrasive machining, lapping, polishing and grinding).

                  14.13. "Technology" means prototypes, models, concepts, inventions, circuit designs, drawings, hardware, technological developments and improvements, methods, techniques, systems, documentation, data, works of authorship,

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

          products, and related information whether or not patentable, copyrightable, and whether or not presently used or used in the future.

                  14.14. "Voting Securities" mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

            15.  Miscellaneous.

                  15.1. This Agreement supersedes all prior agreements and understandings by and between the Employee and the Company and any of its Affiliates or their respective directors, officers, shareholders, employees, attorneys, agents, or representatives, including any Severance Agreement, Employment Letter, Employment Terms, Non-Disclosure Agreement and/or Employment Agreement and constitutes the entire agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or other commitments other than those expressed herein.

                  15.2. The Employee represents and warrants to the Company that the Employee is not a party to or bound by, and the employment of the Employee by the Company or the Employee's disclosure of any information to the Company or its use of such information will not violate or breach any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Employee and any other person, partnership, corporation, joint venture, association or other entity.

                  15.3. No modification or amendment of, or waiver under, this Agreement shall be valid unless signed in writing and signed by the Employee and an appropriate officer of the Company, pursuant to expressed authority of the Board.

                  15.4. The Employee agrees to indemnify the Company and its Affiliates against, and to hold the Company and its Affiliates harmless from, any and all claims, lawsuits, losses, damages, expenses, costs and liabilities, including, without limitation, court costs and attorney's fees, which the Company or any of its Affiliates may sustain as a result of, or in connection with, either directly or indirectly, the Employee's breach or violation of any of the provisions of this Agreement.

                  15.5. The Employee hereby agrees that if the Employee violates any provision of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Employee or to enjoin the Employee from engaging in any activity in violation hereof.

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                  15.6.  The waiver by either party to this Agreement of a
          breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

                  15.7. Any communication which may be required under this Agreement shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by U.S. registered or certified mail, return receipt requested, postage prepaid as follows:

          If to the Company:  SpeedFam International, Inc.
                              7406 West Detroit
                              Chandler, AZ  85226
                              United States of America
                              Attention:  Chief Executive Officer
                              Facsimile:  602-961-2171
                              Confirm:  602-961-1600


If to the Employee:           Christopher E. Augur
                              10037 N. 56th St.
                              Paradise Valley, AZ 85253
                              Facsimile:
                              Confirm:

          Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time request by written notice to the other party to the Agreement. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed to be delivered, given and received for all purposes of this Agreement as of two (2) business days after the date of deposit thereof for mailing in a duly constituted U.S. post office or branch thereof, one (1) business day after deposit with a recognized overnight courier service or upon written confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be delivered, given and received when actually received in writing by such party.

                  15.8. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective heirs, personal representatives, successors and assigns.

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                  15.9.  All claims, disputes and other matters in question
          arising out of, or relating to this Agreement, or the breach thereof, shall be decided by arbitration, pursuant to the rules established by the American Arbitration Association for the arbitration of such disputes, and such arbitration shall occur in Chandler, Arizona.

                  15.10. This Agreement may be signed in multiple counterparts which when taken together shall constitute the entire Agreement.

                  15.11. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SpeedFam International, Inc. an Illinois
                                        Corporation


                                     By /s/ Makoto Kouzuma
                                        --------------------------------------
                                        Title President/COO
                                              --------------------------------

                                     Employee
                                     /s/ Christopher E. Augur
                                     -----------------------------------------
                                                Christopher E. Augur

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